UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 11, 2007

Home Federal Bancorp, Inc. of Louisiana
(Exact name of registrant as specified in its charter)

Federal	000-51117	86-1127166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

624 Market Street, Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(318) 222-1145

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 11, 2007, Home Federal Bancorp, Inc. of Louisiana ("Home Federal") (OTCBB:HFBL) entered into an Agreement and Plan of Merger (the "Agreement") with First Louisiana Bancshares, Inc. ("First Louisiana") which provides for the merger of First Louisiana with and into Home Federal, with Home Federal surviving the merger (the "Merger").  The Agreement also provides for the subsequent merger of First Louisiana Bank, a direct wholly-owned subsidiary of First Louisiana, with and into Home Federal Savings and Loan Association, ("Home Federal Savings") a direct wholly-owned subsidiary of Home Federal.  In connection with the Merger, Home Federal's current mutual holding company, Home Federal Mutual Holding Company of Louisiana (the "MHC"), which owns approximately 63.1% of Home Federal's outstanding shares, will be merged into Home Federal in order to consummate the conversion of Home Federal to a full stock form organization, pursuant to a Plan of Conversion and Reorganization (the "Plan").  In accordance with the provisions of the Plan, shareholders of Home Federal other than the MHC will receive new shares of common stock of a new holding company pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest prior to the Merger.

Under the terms of the Agreement, First Louisiana's shareholders will be entitled to receive either $28.00 in cash or 2.8 shares of common stock (assuming a $10.00 per share initial public offering price) of the newly formed holding company in exchange for each share of First Louisiana common stock.  The Merger with First Louisiana is valued at approximately $23.7 million and is expected to close late in the second quarter of 2008.

First Louisiana and Home Federal have each made representations, warranties and covenants in the Agreement including, among others, covenants governing the conduct of First Louisiana's and Home Federal's business pending the Merger, certain agreements as to the filing of all required regulatory applications and a registration statement to register the shares of Home Federal common stock to be issued in the Merger.  First Louisiana and Home Federal have also made certain additional necessary covenants, including among others, covenants to cause First Louisiana's and Home Federal's shareholder meetings to be held to consider approval of the Merger; for First Louisiana's and Home Federal's respective boards of directors to, subject to certain exceptions, recommend adoption and approval by their respective shareholders of the Agreement; and for First Louisiana not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions.

In addition, following the Merger, the seven members of First Louisiana's board of directors will join Home Federal's board of directors and the five members of First Louisiana Bank's board of directors will join Home Federal Savings' board of directors.  Daniel R. Herndon, Chairman of the Board, President and Chief Executive Officer of Home Federal, will serve as Chairman and Chief Executive Officer of the newly created holding company.  Ron C. Boudreaux, President and Chief Executive Officer of First Louisiana, will become the President and Chief Operating Officer of the new holding company.  Mr. Boudreaux will also become President and Chief Executive Officer of Home Federal Savings.  In addition, David L. Winkler, Chairman of First Louisiana, will be appointed as Vice Chairman of the boards of directors.

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Consummation of the Merger is subject to customary conditions, including approval of First Louisiana's and Home Federal's shareholders, the receipt of all required approvals, consents or waivers of any governmental entity required to permit consummation of the Merger, the accuracy of the representations and warranties (subject generally to a material adverse effect standard) and material performance of all covenants and the delivery of customary legal opinions as to the federal tax treatment of the Merger. In addition, the reorganization of Home Federal must be approved by the shareholders of Home Federal and the members of the MHC.

The Agreement contains provisions that provide for the termination of the Agreement in certain circumstances.  Such provisions may require First Louisiana to pay Home Federal $250,000, and if within 24 months after such termination First Louisiana enters into an agreement with respect to or consummates an acquisition proposal, First Louisiana must pay Home Federal an additional $450,000.

The Agreement is included as an exhibit hereto to provide investors with information regarding its terms, contains representations and warranties of each of First Louisiana, Home Federal and the MHC.  The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a shareholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Investors should read the Agreement together with the other information concerning Home Federal that it publicly files in reports and statements with the Securities and Exchange Commission.

The definitive Agreement is incorporated by reference into this Item 1.01 and is filed as Exhibit 2.1 hereto.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

The following exhibit is filed herewith:

Exhibit	Description
2.1	Agreement and Plan of Merger by and among Home Federal Bancorp, Inc. of Louisiana, Home Federal Mutual Holding Company of Louisiana and First Louisiana Bancshares, Inc., dated as of December 11, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Date: December 17, 2007	By:	/s/ Daniel R. Herndon
Daniel R. Herndon
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger by and among Home Federal Bancorp, Inc. of Louisiana, Home Federal Mutual Holding Company of Louisiana and First Louisiana Bancshares, Inc., dated as of December 11, 2007